Exhibit 99.1

"Green" Technology Company SmartHeat Inc. Announces Initial Closing of $5.67 Million in Equity Financing

NEW YORK, NY--(MARKET WIRE)—July 8, 2008 -- SmartHeat Inc. (Website: www.smartheatinc.com) (OTC BB:SMHT.OB - News), a market leader in China's "green" technology heat energy saving industry, today announced that the Company has completed an initial closing of  $5.67 million in equity financing. SmartHeat is offering 2,285,714 Units (each Unit consisting of one share of common stock, and a warrant to purchase 15% of one share of common stock at an exercise price of $6.00 per share) of common stock at $3.50 per Unit to accredited investors.

Rodman & Renshaw, LLC, a wholly-owned subsidiary of Rodman & Renshaw Capital Group, Inc. (Nasdaq: RODM - News) served as a placement agent for the offering.

James Jun Wang, SmartHeat's Chief Executive Officer, commented: "SmartHeat is well positioned to benefit from China’s favorable environmental policies towards clean air and pollution reduction.  As a market leader in China’s heat energy saving industry, SmartHeat’s products significantly increase heat use efficiency and result in less coal burning and less pollution to the environment. This financing allows the Company to proceed with meeting additional new orders and customer demand."

About SmartHeat Inc.

SmartHeat Inc. is a US company with its primary operations in China. SmartHeat is a market leader in China's "green" technology heat energy saving industry. SmartHeat manufactures plate heat exchangers and compact plate heat exchanger units -- the technology that helps to capture and recycle waste heat thus reduces fossil fuel related costs and pollution. SmartHeat's products and technology have broad residential and industrial applications. China's heat transfer market is currently estimated at approximately $2.4 billion with double digit annual growth according to China Heating Association. Additional information about SmartHeat is available at its corporate website: www.smartheatinc.com

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. SmartHeat's actual results may differ from its projections. Further, preliminary results are subject to normal year-end adjustments. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect SmartHeat's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in SmartHeat's filings with the Securities and Exchange Commission.

Contact:
     U.S. Contact:
     Mr. Arnold Staloff
     Independent Board Member
     SmartHeat Inc.
     Tel:  212-631-3510

Corporate Contact:
         Mr. James Wang
         CEO
SmartHeat Inc.
        Tel: 011-86-13701368262
        Email: jwang@taiyu-heating.com
        Website: http://www.smartheatinc.com

Source: SmartHeat Inc.